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                                                                 EXHIBIT 4.12

                                  STOCK OPTION

     THIS AGREEMENT, made as of the 3rd day of October, 1994 (the "Grant Date"), between PHP Healthcare Corporation, a Delaware corporation (the "Company"), and Charles P. Reilly (the "Optionee") in accordance with Section 157 of the Delaware General Corporation Law.

     The parties hereto agree as follows:

          1.  DEFINITION.

              The term "Shares" shall mean the shares of common stock, par value $.01 per share, of the Company.

          2.  GRANT OF OPTION.

              2.1 The Company hereby grants to the Optionee the right and option (the "Option") to purchase all or any part of an aggregate of Twelve Thousand Two Hundred Twenty Seven (12,227) whole Shares subject to, and in accordance with, the terms and conditions set forth in this Agreement. The Shares to be delivered upon exercise of the Option shall be Shares held by the Company as treasury stock and not newly issued Shares.

              2.2 The Option is not intended to qualify as an Incentive Stock Option within the meaning of Section 422A of the Internal Revenue Code of 1990 (the "Code") and is not granted pursuant to the Company's Amended and Restated 1986 Stock Option Plan (the "Option Plan").

          3.  PURCHASE PRICE.

              3.1 The price at which the Optionee shall be entitled to purchase Shares upon the exercise of the Option shall be $9.00 per Share (the "Purchase Price").

              3.2 Payment of the Purchase Price shall be made (i) in cash, (ii) in the discretion of the Company's Board of Directors, by tender of Shares owned by the Optionee and registered in the Optionee's name with a fair market value equal to the cash exercise price of the Option being exercised (in whole or in part), or (iii) in the discretion of the Company's Board of Directors, by any combination if (i) and (ii) hereof.

          4.  TERM OF OPTION.

              Subject to earlier termination of the Option in accordance with
Section 5 hereof, the Option shall be exercisable to the extent and in the manner provided herein for a period of ten (10) years from the Grant Date (the "Exercise Term").

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          5.  EXERCISABILITY OF OPTION

               5.1 The Option is granted pursuant to the Plan and Agreement of Merger dated as of September 23, 1994, by and among PHP Family Healthcare Corporation, a Delaware corporation ("Family"), the Company, the Optionee and certain other parties (the "Merger Agreement"). The Option shall only be exercisable with respect to Four Thousand Six Hundred Forty Six (4,646) whole Shares, and shall be terminated and of no force or effect with respect to the rest of the Shares covered by the Option, unless on or before December 31, 1996,
(i) Family has accrued the JPC Minimum Target Revenues under Qualifying Contracts, as finally determined in good faith by Family in accordance with generally accepted accounting principles consistently applied, or (ii) a Change in Control of PHP shall have occurred. For this purpose, "JPC Minimum Target Revenues" shall mean (i) total revenues of at least Fifty Million Dollars ($50,000,000) during the two year period ending December 31, 1996, and (ii) revenues of at least Fifteen Million Dollars ($15,000,000) during each calendar year of such period; "Qualifying Contracts" shall mean contracts entered into by Family in its sole discretion on or after September 1, 1993, under which it provides managed care products and services to private sector health insurers, large employers, coalitions of employers, managed care plans or hospital systems, and which have been performed or remain in force on December 31, 1996; and "Change in Control" shall have the meaning set forth in Section 14.4(b) of the Option Plan.

               5.2 Except as otherwise provided in Section 5.1 hereof or in this Agreement, the Option shall entitle the Optionee to purchase, in whole at any time or in part from time to time, one-half (1/2) of the total number of Shares covered by the Option after the expiration of one (1) year following the Grant Date and the remaining one-half (1/2) of the total number of Shares covered by the Option after the expiration of two (2) years following the Grant Date, and each such right of purchase shall be cumulative and shall continue, unless sooner exercised in whole or in part or terminated as herein provided, during the remaining period of the Exercise Term.

          6.  MANNER OF EXERCISE.

              6.1 Subject to the terms and conditions of this Agreement, the Option may be exercised by delivery of written notice to the Secretary of the Company at the Company's principal executive office. Such notice shall state that the Optionee is electing to exercise the Option and the number of Shares in respect of which the Option is being exercised and shall be signed by the person or persons exercising the Option on behalf of the Optionee. If the Company requests, such person or persons shall (i) deliver this Agreement to the Secretary of the Company who shall endorse thereon a notation of such exercise and (ii) provide satisfactory proof as to the authority of such person or persons to exercise the Option on behalf of the Optionee.

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              6.2  The notice of exercise described in Section 6.1 shall be accompanied by the Purchase Price for the number of Shares in respect of which the Option is being exercised.

              6.3 Upon receipt of notice of exercise and the Purchase Price for the Shares in respect of which the Option is being exercised, the Company shall take appropriate action to effect the transfer to the Optionee of the number of Shares as to which such exercise was effective.

              6.4 The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to the Option until (i) the Option shall have been exercised pursuant to the terms of this Agreement and the Optionee shall have paid the full Purchase Price for the number of Shares in respect of which the Option was exercised, (ii) the Company has complied, in its discretion, with any listing, registration or qualification requirement of any securities exchange or the National Association of Securities Dealers, Inc., as the case may be, or under any state or federal law, (iii) the Optionee's name shall have been entered as a stockholder or record on the books of the Company, and (iv) the Company shall have issued and delivered the Shares in certificate form to the Optionee, whereupon the Optionee shall have full voting and other ownership rights with respect to such shares.

          7.  NO RIGHT TO EMPLOYMENT.

              Nothing in this Agreement shall be interpreted or construed to confer upon the Optionee any right to employment or retention by the Company in any capacity.

          8.  ADJUSTMENTS.

              In the event that any option under the Option Plan is adjusted pursuant to Section 14 thereof, the Option shall be adjusted in accordance with such provision at the same time.

          9.  AMENDMENT.

              This Agreement may be amended or terminated and any terms or condition hereof may be waived in accordance with a written instrument executed on behalf of each party hereto.

          10. NOTICE.

              All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by cable, telegram, telex or facsimile transmission or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

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                    If to Optionee:

                    Charles P. Reilly
                    Shamrock Investments
                    2049 Century Park East, Suite 3330
                    Los Angeles, California 90067

                    If to the Company:

                    PHP Healthcare Corporation
                    11440 Commerce Park Drive
                    Reston, Virginia 22091
                    Attention: General Counsel

             11.  VALIDITY.

                  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

             12.  HEADINGS.

                  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

             13.  COUNTERPARTS.

                  This Agreement may be executed by the parties hereto in two or more counterparts, each of which shall be deemed to be an original instrument, but all of which together shall be deemed to be one and the same instrument.

             14.  GOVERNING LAW.

                  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of the laws thereof.

             15.  PARTIES IN INTEREST.

                  This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors (but not their assigns). The Option shall not be transferable by the Optionee other than by will or the laws of descent and distribution.

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            16.  RESOLUTION OF DISPUTES.

                 Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Board of Directors of the Company. Any such determination shall be final, binding and conclusive on the Optionee and Company for all purposes.

                              PHP HEALTHCARE CORPORATION



                              By: /s/ Jack M. Mazur
                                  ----------------------------
                                  Name: Jack M. Mazur
                                  Title: Sr. Exec. Vice Pres.


                              OPTIONEE

                              /s/ Charles H. Reilly
                              --------------------------------
                              Charles H. Reilly

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